Exhibit 21.1

SUBSIDIARIES OF

CAROLINA BANK HOLDINGS, INC.

Carolina Bank

(North Carolina chartered banking corporation)

Carolina Capital Trust

(Delaware statutory trust)

SUBSIDIARIES OF

CAROLINA BANK

CB Hope Center Properties I, LLC

(North Carolina limited liability company)

CB Hope Center Properties II, LLC

(North Carolina limited liability company)